Exhibit 5.1

October 1, 2024

Vuzix Corporation

25 Hendrix Road

West Henrietta, New York

Re: Common Stock registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Vuzix Corporation, a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale of up to 15,384,607 shares of common stock of the Company, consisting of 7,692,307 outstanding shares (the “Outstanding Shares”) and up to 7,692,300 shares (the “Conversion Shares,” and collectively with the Outstanding Shares, the “Shares”) issuable upon conversion of up to 769,230 shares of Series B Preferred Stock issuable pursuant to a securities purchase agreement (the “Purchase Agreement”) between the Company and the selling stockholder. The Shares are to be resold by the selling stockholder named in the Registration Statement, as described in the Registration Statement.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1. Certificate of Incorporation of the Company, as amended;

2. Bylaws of the Company, as amended;

3. The Purchase Agreement;

4. The Registration Statement; and

5. Written consent of the Board of Directors of the Company approving the Purchase Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

The opinion expressed below is limited to the federal securities laws of the United States of America and the Delaware General Corporation Law and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, (i) with respect to the Outstanding Shares, validly issued, fully paid and non-assessable, and (ii) with respect to the Conversion Shares, when issued and sold in the manner described in the Registration Statement and the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and further consent to the reference to us in the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP